Exhibit 99.1

California Micro Devices Raises March Quarter and Fiscal 2004 Estimates

MILPITAS, Calif., Apr 15, 2004 /PRNewswire-FirstCall via COMTEX/ – California Micro Devices (Nasdaq: CAMD) today raised its financial estimates for the fourth quarter of fiscal 2004, which ended March 31, 2004. Revenue is now expected to be between $15.6 and $15.8 million compared to prior guidance of between $14.7 and $15.5 million. Fully diluted earnings are now expected to be between $0.06 and $0.07 per share compared to prior guidance of between $0.04 and $0.06 per share. As was the case with the company’s prior guidance, the expected fully diluted earnings include a one-time charge of approximately $0.01 per share associated with refinancing the company’s Industrial Revenue Bonds.

“Revenue from our Mobile products in the March quarter was stronger than we had expected,” according to Robert V. Dickinson, president and CEO. “In addition, our total bookings were $16.8 million and design wins increased by more than twenty percent from the prior quarter to a new record level. We also generated cash from operations for the third consecutive quarter ending the quarter with a cash and cash equivalents balance of $20.3 million, up $3.7 million from $16.6 million at the end of December.”

Based on the revised March quarter estimates, fiscal 2004 revenue is now expected to reach a company record of between $59.3 and $59.5 million, representing an increase of more than 40 percent over fiscal 2003 revenue. Fully diluted fiscal 2004 earnings are now estimated to be between $0.18 and $0.19 per share compared to the fiscal 2003 net loss of $0.44 per share.

The company indicated that it expects revenue to increase sequentially in the June quarter by between 4 and 6 percent with continued growth in revenue from Mobile products and resumption in growth in revenue from Computing and Consumer products. Revenue from Medical products is expected to be flat to slightly down and revenue from Other products will continue to decline, as previously forecast. Gross margin for the June quarter is anticipated to be slightly lower than in the March quarter due primarily to a change in product mix.

Conference Call Scheduled For May 6, 2004

California Micro Devices Corporation will release its actual fourth quarter and fiscal 2004 year-end results on Thursday, May 6, 2004, after the close of trading. The company will hold a conference call on the same day at 2:00 p.m. Pacific Time to discuss its results.

About California Micro Devices Corporation California Micro Devices Corporation is a leading supplier of application specific analog semiconductor products for the Mobile, Computing, and Consumer Electronics markets. Key products include Application Specific Integrated Passive(TM) (ASIP(TM)) devices and power management ICs. Detailed corporate and product information may be accessed at www.calmicro.com.

All statements contained in this press release that are not historical facts are forward-looking statements which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. They are not guarantees of future performance or events. Rather, they are based on current expectations, estimates, beliefs, assumptions, and goals and objectives and are subject to uncertainties that are difficult to predict. As a result, our actual results may differ materially from the statements made. Often such statements can be identified by their use of words such as will, intends, expects, plans, believes, anticipates, and estimates. Forward-looking statements made in this release include our estimated fourth quarter and fiscal year revenues and earnings per share and our expectations as to revenues, both overall and in specific markets, and gross margin for the first quarter of fiscal 2005. These forward-looking statements are based upon our assumptions about and assessment of the future, which may or may not prove true, and involve a number of risks and uncertainties including, but not limited to, our distributor sell-through, draw-down of vendor managed inventory, and turns orders being as anticipated during the final few weeks of the quarter; our not discovering any unexpected expenses as we close the books for the quarter and fiscal year and continue the fiscal year audit, our new auditors confirming our accounting treatment of various matters; demand for our products continuing as anticipated in various markets during the first quarter with little or no price erosion; and our contract manufacturers and assemblers/testers continuing to make quality product in the volumes we order on time as well as other risk factors detailed in the company’s Form 8K, 10K, 10Q, and other filings with the Securities and Exchange Commission. Due to these and other risks, the company’s future actual results could differ materially from those discussed above. These forward-looking statements speak only as of the date of this release, and, except as required by law, we undertake no obligation to publicly release updates or revisions to these statements whether as a result of new information, future events, or otherwise.

NOTE: ASIP(TM) is a trademark of California Micro Devices. All other trademarks are property of their respective owners.